Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

O’REILLY AUTOMOTIVE, INC.,

O’REILLY HOLDINGS, INC.

AND

O’REILLY MERGERCO, INC.

DATED AS OF DECEMBER 29, 2010

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of December 29, 2010, is among O’Reilly Automotive, Inc., a Missouri corporation (“O’Reilly”), O’Reilly Holdings, Inc., a Missouri corporation (“Holdco”), and O’Reilly MergerCo, Inc., a Missouri corporation (“MergerCo”).

R E C I T A L S:

WHEREAS, Holdco is a direct, wholly owned subsidiary of O’Reilly, and MergerCo is a direct, wholly owned subsidiary of Holdco;

WHEREAS, Holdco and MergerCo are newly formed corporations organized for the purpose of participating in the transactions herein contemplated;

WHEREAS, O’Reilly has authorized capital stock consisting of (i) 245,000,000 shares of common stock, par value $0.01 per share (“O’Reilly Common Stock”), of which, as of the date hereof, [—]1 shares are issued and outstanding and [—] shares are held in O’Reilly’s treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“O’Reilly Preferred Stock”), of which no shares are outstanding as of the date hereof;

WHEREAS, Holdco has authorized capital stock consisting of (i) 245,000,000 shares of common stock, par value $0.01 per share (the “Holdco Common Stock”), of which, as of the date hereof, 1,000 shares are issued and outstanding and no shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Holdco Preferred Stock”), of which no shares are outstanding as of the date hereof;

WHEREAS, as of the date hereof, MergerCo has authorized capital stock consisting of 1,000 shares of common stock, par value $0.01 per share (the “MergerCo Common Stock”), of which all 1,000 shares are outstanding as of the date hereof and owned by Holdco;

WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the Holdco Common Stock and the Holdco Preferred Stock, are the same as those of O’Reilly Common Stock and O’Reilly Preferred Stock, respectively;

WHEREAS, pursuant to Section 351.448 of The Missouri General and Business Corporation Law (the “MGBCL”), O’Reilly desires to create a new holding company structure by merging MergerCo with and into O’Reilly, with O’Reilly continuing as the surviving corporation of such merger, and each share (or any fraction thereof) of O’Reilly Common Stock and O’Reilly Preferred Stock outstanding immediately prior to the effective time of such merger being converted in such merger into a like number of shares of Holdco Common Stock and Holdco Preferred Stock, respectively, all in accordance with the terms of this Merger Agreement (the “Merger”);

[1]	To come: O’Reilly to provide outstanding share count as of close of business on December 28, 2010.

WHEREAS, O’Reilly and MergerCo are the only constituent corporations to the Merger;

WHEREAS, as a result of the Merger, O’Reilly will become a directly wholly owned subsidiary of Holdco;

WHEREAS, the respective Boards of Directors of each of Holdco, MergerCo and O’Reilly have approved this Merger Agreement and the Merger upon the terms and subject to the conditions set forth in this Merger Agreement;

WHEREAS, the Board of Directors of O’Reilly has determined, in accordance with Section 351.448.1(8) of the MGBCL, that the shareholders of O’Reilly will not recognize gain or loss for United States federal income tax purposes as a result of the Merger;

WHEREAS, the Articles of Incorporation of Holdco (the “Holdco Charter”) and the Bylaws of Holdco (the “Holdco Bylaws”) in effect immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Amended and Restated Articles of Incorporation of O’Reilly (the “O’Reilly Charter”) and the Amended and Restated Bylaws of O’Reilly (the “O’Reilly Bylaws”) in effect immediately before the Effective Time (other than with respect to matters excepted by Section 351.448.1(4) of the MGBCL); and

WHEREAS, the directors and officers of O’Reilly immediately prior to the Merger will be the directors and officers of Holdco at the Effective Time.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Merger Agreement, and intending to be legally bound hereby, O’Reilly, Holdco and MergerCo hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 THE MERGER. (a) In accordance with Section 351.448 of the MGBCL and upon the terms and subject to the conditions of this Merger Agreement, MergerCo shall, at the Effective Time, be merged with and into O’Reilly, the separate corporate existence of MergerCo shall cease, and O’Reilly shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

(b) The closing (the “Closing”) of the Merger will take place at 10:00 am, Los Angeles time, on a date (the “Closing Date”) to be specified by O’Reilly, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in Article 3 hereof, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.2 EFFECTIVE TIME. (a) The parties shall file, on the Closing Date or as soon as practicable thereafter, articles of merger with respect to the Merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the MGBCL, and with this Merger Agreement attached thereto, with the Secretary of State of the State of Missouri, and shall make all other filings or recordings required under the MGBCL to effectuate the Merger. The Merger shall become effective upon issuance of the certificate of merger by the Secretary of State of the State of Missouri (the time the Merger becomes effective shall hereinafter be referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in the MGBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, powers and privileges of MergerCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of MergerCo shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.3 AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. From and after the Effective Time, O’Reilly’s Amended and Restated Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation, except with such changes as are permitted by Section 351.448.1(7) of the MGBCL (the “Surviving Corporation’s Charter”) until thereafter amended in accordance with its terms and as provided by law; provided, however, that, from and after the Effective Time:

(i) Article I thereof shall be amended so as to read in its entirety as follows:

“The name of this corporation is “O’Reilly Automotive Stores, Inc.”

(ii) Article II thereof shall be amended so as to read in its entirety as follows:

“The address of the corporation’s registered office in the State of Missouri is 120 South Central Avenue, Clayton, Missouri, 63105 and the name of its registered agent is CT Corporation System.”

(iii) Article III thereof shall be amended so as to read in its entirety as follows:

“(a) The aggregate number, class and par value of shares which the corporation shall have the authority to issue shall be one thousand (1,000) shares of common stock, par value $0.01 per share.

(b) The voting power of the corporation shall be vested in the holders of the common stock, who shall be entitled to one vote per share of common stock on all matters to be voted on by the shareholders.

(c) No holder of any share of stock or other security of the corporation, either now or hereafter authorized or issued, shall have any preferential or preemptive right to acquire additional shares of stock or any other security of the corporation.

(d) There shall be no right to cumulative voting in the election of directors.

(e) Except as otherwise required by The General and Business Corporation Law of Missouri, whenever the holders of shares of stock of the corporation shall be entitled to vote as a class with respect to any matter, the affirmative vote of a majority of the outstanding shares of such class shall be required to constitute the act of such class.”

(iv) Article IV thereof shall be amended so as to read in its entirety as follows:

“The number of directors of the corporation shall be that number that is fixed by, or in the manner provided in, the Bylaws of the corporation; provided, however, that the number of directors of the corporation shall be not less than one nor more than three persons. Any changes in the number of directors shall be reported to the Missouri Secretary of State within thirty (30) calendar days of such change.”

(v) A new Article XII shall be added thereto which shall be and read in its entirety as follows:

“ARTICLE XII. Any act or transaction by or involving the corporation that requires for its adoption pursuant to Chapter 351 of the Missouri General and Business Corporation Law or these Amended and Restated Articles of Incorporation the approval of the shareholders of the corporation shall, pursuant to Section 351.448 of the Missouri General and Business Corporation Law, require, in addition, the approval of the shareholders of O’Reilly Automotive, Inc., a Missouri corporation formerly known as O’Reilly Holdings, Inc., or any successor thereto by merger, by the same vote as is required pursuant to Chapter 351 of the Missouri General and Business Corporation Law or the Amended and Restated Articles of Incorporation of the corporation, or both.”

SECTION 1.4 BYLAWS OF SURVIVING CORPORATION. From and after the Effective Time, the Amended and Restated Bylaws of O’Reilly, as in effect immediately prior to the Effective Time, shall constitute the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms or by applicable law.

SECTION 1.5 DIRECTORS OF SURVIVING CORPORATION. The directors of O’Reilly in office immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Bylaws, or as otherwise provided by law.

SECTION 1.6 OFFICERS OF SURVIVING CORPORATION. The officers of O’Reilly in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Bylaws, or as otherwise provided by law.

SECTION 1.7 ARTICLES OF INCORPORATION OF HOLDCO. From and after the Effective Time, the Holdco Charter, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of Holdco, except with such changes as are permitted and contemplated by Sections 351.410(4) and 351.448.3(2) of the MGBCL until thereafter amended in accordance with its terms and as provided by law; provided, however, that, from and after the Effective Time:

(i) Article I thereof shall be amended so as to read in its entirety as follows:

“The name of this corporation is “O’Reilly Automotive, Inc.”

SECTION 1.8 ADDITIONAL ACTIONS. Subject to the terms of this Merger Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of MergerCo or O’Reilly acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Merger Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of MergerCo and O’Reilly, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MergerCo and O’Reilly or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Merger Agreement.

SECTION 1.9 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, MergerCo, O’Reilly or the holder of any of the following securities:

(a) CONVERSION OF O’REILLY COMMON STOCK. Each share of O’Reilly Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of Holdco Common Stock and each outstanding preferred stock purchase right previously attached to each share of O’Reilly Common Stock issued and outstanding immediately prior to the Effective Time shall attach to each new share of Holdco Common Stock.

(b) CONVERSION OF O’REILLY COMMON STOCK IN TREASURY. Each share of O’Reilly Common Stock issued but held by O’Reilly in its treasury immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and non-assessable share of Holdco Common Stock held in Holdco’s treasury.

(c) CONVERSION OF CAPITAL STOCK OF MERGER SUB. Each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) CANCELLATION OF CAPITAL STOCK OF HOLDCO. Each share of Holdco Common Stock that is owned by O’Reilly immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist upon the conversion of the outstanding shares of O’Reilly into shares of Holdco.

(e) RIGHTS OF CERTIFICATE HOLDERS. Holders of certificates formerly evidencing O’Reilly Common Stock or O’Reilly Preferred shall cease to have any rights as shareholders of O’Reilly, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.11 hereof.

SECTION 1.10 STOCK OPTIONS AND EQUITY-BASED AWARDS. (a) At the Effective Time, automatically and without any action on the part of O’Reilly, Holdco, MergerCo or the holders of any options to acquire shares of O’Reilly Common Stock (the “O’Reilly Stock Options”), or the holders of any other equity-based award of O’Reilly, (i) Holdco will assume each O’Reilly Stock Option and each other equity-based award of O’Reilly which is outstanding immediately prior to the Effective Time, (ii) each such O’Reilly Stock Option shall be converted into an option to purchase a number of shares of Holdco Common Stock equal to the number of shares of O’Reilly Common Stock issuable upon the exercise of such O’Reilly Stock Option and shall otherwise continue to be governed by the same terms and conditions as applied to such O’Reilly Stock Option immediately prior to the Effective Time, and (iii) each such other equity-based award of O’Reilly shall be converted into an equity-based award with respect to a number of shares of Holdco Common Stock equal to the number of shares of O’Reilly Common Stock then subject to such equity-based award and shall otherwise continue to be governed by the same terms and conditions as applied to such equity-based award immediately prior to the Effective Time.

(a) At the Effective Time, Holdco shall assume sponsorship of and all obligations of O’Reilly under each plan of O’Reilly pursuant to which shares of O’Reilly Common Stock are or may be issued (“Equity Compensation Plans”) and the Board of Directors of Holdco and its compensation committee shall assume the authority of the Board of Directors of O’Reilly and its compensation committee under each such Equity Compensation Plan. In addition, each of the Equity Compensation Plans shall be adjusted in accordance with its terms to provide that shares issuable thereunder (including with respect to new awards) shall be shares of Holdco Common Stock.

SECTION 1.11 SURRENDER OF CERTIFICATES. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding stock certificate that, immediately prior to the Effective Time, evidenced shares of O’Reilly Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of Holdco Common Stock into which such shares of O’Reilly Common Stock were converted pursuant to the provisions of Section 1.9(a) and (b) hereof.

ARTICLE II

ACTIONS TO BE TAKEN IN

CONNECTION WITH THE MERGER

SECTION 2.1 LISTING OF CERTAIN HOLDCO CAPITAL STOCK. O’Reilly shall use its reasonable efforts to cause the Holdco Common Stock received by O’Reilly shareholders in connection with the conversion of O’Reilly Common Stock to Holdco Common Stock pursuant to Section 1.9(a) and (b) hereof, to be approved for listing on the NASDAQ Global Select Market (“NASDAQ”), at the Effective Time.

SECTION 2.2 TAX CLEARANCE LETTER. Prior to the Effective Time, MergerCo shall have prepared a Request For Tax Clearance Form and submitted such form to the Tax Clearance Unit of the Missouri Department of Revenue.

SECTION 2.3 PROCUREMENT OF CUSIP NUMBERS. On or prior to the Effective Time, Holdco will use reasonable efforts to procure a new CUSIP number for the Holdco Common Stock and for any other securities which so require new CUSIP numbers in connection with the Merger.

ARTICLE III

CONDITIONS OF MERGER

SECTION 3.1 CONDITIONS PRECEDENT. The obligations of each of the parties to this Merger Agreement to consummate the Merger and the transactions contemplated by this Merger Agreement shall be subject to fulfillment or waiver by the parties hereto of each of the following conditions:

(a) Prior to the Effective Time, the Notification: Substitution Listing Event relating to the Merger submitted to NASDAQ and providing for the Holdco Common Stock to be traded on NASDAQ, in substitution for shares of O’Reilly Common Stock immediately following the Merger, shall have been approved by NASDAQ.

(b) Prior to the Effective Time, Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to O’Reilly, shall render an opinion to the Board of Directors of O’Reilly, in form and substance reasonably satisfactory to O’Reilly, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that for United States federal income tax purposes no gain or loss will be recognized by the shareholders of O’Reilly as a result of the Merger. In rendering the opinion, such counsel may require and rely upon representations contained in certificates of officers of Holdco, MergerCo and O’Reilly.

(c) Prior to the Effective Time, no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(d) All consents, waivers, orders, approvals, authorizations, registrations, findings of suitability and action of any governmental entity or third party shall have been obtained or made, free of any condition.

(e) Prior to the effective time, MergerCo shall have received a tax clearance letter from the Tax Clearance Unit of the Missouri Department of Revenue.

(f) O’Reilly and Holdco shall have taken all necessary corporate action to ensure that, immediately prior to the Effective Time, the Holdco Charter (including with respect to authorized capital stock) and the Holdco Bylaws shall contain provisions identical to O’Reilly Charter and the O’Reilly Bylaws, respectively, in effect immediately prior to the Effective Time (other than with respect to matters excepted by Section 351.448.1(4) of the MGBCL).

ARTICLE IV

TERMINATION, AMENDMENT AND WAIVER

SECTION 4.1 TERMINATION. This Merger Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by written consent of each of the parties to this Merger Agreement. In the event of such termination and abandonment, this Merger Agreement shall become void and none of O’Reilly, Holdco or MergerCo nor their respective shareholders, directors or officers shall have any liability with respect to such termination and abandonment.

SECTION 4.2 AMENDMENT. This Merger Agreement may be supplemented, amended or modified by the mutual written consent of the each of the parties to this Merger Agreement.

SECTION 4.3 WAIVER. At any time prior to the Effective Time, the parties may waive any inaccuracies in the representations and warranties of any other party contained in this Merger Agreement or in any document delivered pursuant to this Merger Agreement or waive compliance by such other party with any of the agreements or conditions contained in this Merger Agreement. Any agreement on the part of any party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Merger Agreement to assert any of its rights under this Merger Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.1 GOVERNING LAW. THIS MERGER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 5.2 BINDING EFFECT AND ASSIGNMENT. This Merger Agreement shall be binding upon and inure to the benefit of the parties and to their respective successors and assigns.

SECTION 5.3 THIRD PARTY BENEFICIARIES. This Merger Agreement is not intended to and shall not be construed to, confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies hereunder.

SECTION 5.4 COUNTERPARTS. This Merger Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 5.5 ENTIRE MERGER AGREEMENT. This Merger Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 5.6 INTERPRETATION. When a reference is made in this Merger Agreement to an Article or Section, such reference shall be to an Article or Section of this Merger Agreement unless otherwise indicated. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

[signature page follows]

IN WITNESS WHEREOF, Holdco, MergerCo and O’Reilly have caused this Merger Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ Thomas McFall
	Name:	Thomas McFall
	Title:	Executive Vice President and
Chief Financial Officer

O’REILLY HOLDINGS, INC.

By:	/s/ Thomas McFall
	Name:	Thomas McFall
	Title:	Treasurer and Chief Financial Officer

O’REILLY MERGERCO, INC.

By:	/s/ Thomas McFall
	Name:	Thomas McFall
	Title:	President

[Merger Agreement]